Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Carla Leibold, CFO 484-923-8802
Bob Ramsey, CFO - BankMobile 484-926-7118

Customers Bancorp Reports Net Income
For Fourth Quarter and Full Year 2018

Wyomissing, PA., January 24, 2019 - Customers Bancorp, Inc. (NYSE: CUBI) the parent company of Customers Bank (collectively “Customers”), today reported:

● Customers Bancorp, Inc.'s ("CUBI") fourth quarter 2018 ("Q4 2018") net income to common shareholders was $14.2 million, or $0.44 per diluted share. Core earnings for Q4 2018 totaled $17.0 million, or $0.53 per diluted share (non-GAAP measures).
● CUBI's net income to common shareholders for 2018 ("FY 2018") was $57.2 million, or $1.78 per diluted share. Core earnings for FY 2018 totaled $78.5 million, or $2.43 per diluted share (non-GAAP measures), an increase of approximately 10% from 2017 ("FY 2017").

(Dollars in thousands, except per share amounts)	USD	Per Share		USD	Per Share
Q4 2018 Net Income to Common Shareholders (GAAP)			FY 2018 Net Income to Common Shareholders (GAAP)
Customers Bank Business Banking	$17,521	$0.55	Customers Bank Business Banking	$70,698	$2.19
BankMobile	(3,274)	(0.10)	BankMobile	(13,462)	(0.42)
Consolidated	$14,247	$0.44	Consolidated	$57,236	$1.78

Q4 2018 Core Earnings (Non-GAAP)			FY 2018 Core Earnings (Non-GAAP)
Customers Bank Business Banking	$19,911	$0.62	Customers Bank Business Banking	$88,633	$2.75
BankMobile	(2,919)	(0.09)	BankMobile	(10,150)	(0.31)
Consolidated	$16,992	$0.53	Consolidated	$78,483	$2.43

● Net interest margin, tax equivalent ("NIM") (a non-GAAP measure) was 2.57% in Q4 2018, an increase of 10 basis points from third quarter 2018 ("Q3 2018"). Excluding prepayment fees, NIM increased 15 basis points from Q3 2018.
● In late November 2018, BankMobile's first White Label banking partnership went live in beta test phase, offering BankMobile's best in class banking products to the partner's broad customer base. Even before any marketing or advertising efforts, the partnership generated nearly 4,500 funded deposit accounts just in one month, with over $5 million in total deposits. We expect account openings and deposit growth to accelerate throughout 2019.
● In December 2018, Customers repurchased 719,200 shares of common stock at an average price of $18.04 per share, or approximately 80% of tangible book value at December 31, 2018. An additional 31,159 shares were repurchased in January 2019 at an average price of $18.35 per share.

● Efforts improved loan mix year-over-year, as core commercial and industrial loans, excluding commercial loans to mortgage companies, increased $312 million, or 19.7%, and mortgages and other consumer loans increased $392 million, or 119%. As planned, multi-family loans decreased $361 million and commercial non-owner occupied real estate loans decreased $93.6 million.
● Total assets were $9.8 billion at both December 31, 2018 and 2017. Total deposits increased by $342 million, or 5.0%, from December 31, 2017, with demand deposits increasing $350 million, or 22%.
● Q4 2018 book value per common share was $23.85 and tangible book value per common share (a non-GAAP measure) was $23.32. Tangible book value per common share has increased at a compound annual growth rate of 10.2% over the past five years.
● Based on the January 18, 2019 closing price of $20.97, Customers Bancorp common equity is trading at 0.90x tangible book value of $23.32 (a non-GAAP measure) and 9.5x the 2019 consensus estimate of $2.21.

Customers reported net income to common shareholders of $14.2 million for Q4 2018, compared to $2.4 million for Q3 2018, and $18.0 million for Q4 2017. Fully diluted earnings per common share for Q4 2018 was $0.44, compared to $0.07 for Q3 2018 and $0.55 for fourth quarter 2017 ("Q4 2017"). Customers also reported net income to common shareholders of $57.2 million for FY 2018, compared to $64.4 million for FY 2017. Fully diluted earnings per common share for FY 2018 was $1.78, compared to $1.97 for FY 2017. Core earnings (a non-GAAP measure) for FY 2018 totaled $78.5 million, an increase of approximately10% compared to $72.0 million for FY 2017. Q4 2018, Q3 2018, Q4 2017, FY 2018 and FY 2017 include one or more significant notable items, such as executive severance expense, merger and acquisition-related expenses, losses realized from the sale of lower-yielding investment securities and multi-family loans as management strategically changed the mix of assets and liabilities on its balance sheet. Also excluded are investment securities gains and losses and impairment charges. These significant notable items are not included in Customers' disclosures of core earnings and other core performance metrics.

“In 2018, Customers Bancorp generated core earnings per share (a non-GAAP measure) of $2.43, a year-over-year increase of approximately 10%. We are focused on improving profitability and quality of our balance sheet profile and generating an ROAA of 1.25% within 3-4 years. We are happy to report that earnings improved at both Customers Bank Business Banking and BankMobile segments and are optimistic about accelerating this trend. In 2018, commercial and industrial loans grew 20% and demand deposits grew 22%, while we decreased lower-yielding multi-family and commercial real estate loans by $455 million, or approximately 10%. BankMobile launched its first major White Label partnership in 2018, which has started generating deposits but is still in its very early days. We also began repurchasing stock, which we considered very attractive trading at approximately 80% of tangible book value. In 2019, we will remain focused on further improving our profitability and our capital ratios, strengthening the balance sheet through a remix in our assets and liabilities, expanding our net interest margin and increasing our ROAA and ROCE," stated Jay Sidhu, CEO and Chairman of Customers Bank.

Strategic Priorities

Improve Profitability: Target a 2.75% NIM in 9-15 months and a 1.25% ROAA in 3-4 years

Customers expects to keep total assets relatively flat in 2019, with a focus on growing its core businesses with improving margins, capital and profitability. Through favorable mix shifts in both assets and liabilities, Customers expects to improve the overall quality of its balance sheet and deposit franchise, expand its net interest margin, enhance liquidity and improve interest rate sensitivity.

•	Target ROAA in top quartile of peer group, which we expect will equate to a ratio of 1.25% or higher over the next 3-4 years.

•	Expected shift in asset and funding mix is expected to drive a wider NIM to 2.75% and possibly higher in the next 9-15 months.

•	BankMobile growth and maturity expected to enhance profitability; we expect BankMobile to be profitable by the end of 2019.

•	Expense control; we expect very modest growth in most Customers Bank Business Banking segment expenses, and incremental spend in other areas driven by revenue growth.

•
Core deposit and higher-yielding loan growth are strategic priorities. Customers currently has approximately $270 million of deposits with a cost of 2.75% or greater that we expect to run off and replace with lower cost funding. Similarly, we have $2.2 billion of loans with yields below 3.75% at December 31, 2018, of which $1.8 billion are multi-family loans. We expect to run-off multi-family loans and replace them with higher-yielding earning assets.

•	Maintain strong credit quality.

Build and Deploy Capital

"We have excess capital above our targeted minimum tangible common equity ratio of 7.0%, which enabled us to commence a capital deployment strategy in 2018," Sidhu stated. "Capital ratios will continue to build in 2019 as we retain earnings and the balance sheet remains flat. We continue to evaluate the best uses for our excess capital," Sidhu continued.

The estimated total risk-based capital ratio was approximately 13.0% for Q4 2018. The estimated common equity Tier 1 capital ratio was approximately 9.0% for Q4 2018. The estimated Tier 1 leverage capital ratio was approximately 9.7% for Q4 2018. The tangible common equity to tangible assets ratio (a non-GAAP measure) was 7.4% at December 31, 2018.

BankMobile Segment is Expected to Generate a Positive Earnings Contribution by Q4 2019

BankMobile, a division of Customers Bank, operates a branchless digital bank offering low cost banking services to over 1.0 million active deposit customers. Customers expects to retain BankMobile for a 2-3 year period, but will regularly evaluate the best options for BankMobile so it can continue to take advantage of the small issuer exemption under the Durbin Amendment.

BankMobile is expected to generate a positive contribution to Customers' earnings by Q4 2019, due in large part to expected core deposit growth from its first White Label banking partnership and fee changes being implemented in its student disbursement business. In late November 2018, BankMobile's first White Label banking partnership went live in beta test phase, offering BankMobile's best in class banking products to the partner's broad customer base. Even before any marketing efforts, the partnership generated nearly 4,500 funded deposit accounts with over $5 million in total deposits in just one month. Account openings and deposit growth are expected to accelerate later this year when our partner begins to market the account.

In total, demand deposits generated by the BankMobile business averaged $532 million for Q4 2018 with an average cost of 0.14%.

Q4 and Full Year 2018 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended December 31, 2018 and the preceding four quarters and the years ended December 31, 2018 and 2017, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q4	Q3	Q2	Q1	Q4	Full Year	Full Year
	2018	2018	2018	2018	2017	2018	2017

GAAP Profitability Metrics:
Net income available to common shareholders	$14,247	$2,414	$20,048	$20,527	$18,000	$57,236	$64,378
Per share amounts:
Earnings per share - basic	$0.45	$0.08	$0.64	$0.65	$0.58	$1.81	$2.10
Earnings per share - diluted	$0.44	$0.07	$0.62	$0.64	$0.55	$1.78	$1.97
Book value per common share	$23.85	$23.27	$22.70	$22.30	$22.42	$23.85	$22.42
CUBI stock price	$18.20	$23.53	$28.38	$29.15	$25.99	$18.20	$25.99
Average shares outstanding - basic	31,616,740	31,671,122	31,564,893	31,424,496	30,843,319	31,570,118	30,659,320
Average shares outstanding - diluted	32,051,030	32,277,590	32,380,662	32,273,973	32,508,030	32,233,098	32,596,677
Shares outstanding	31,003,028	31,687,340	31,669,643	31,466,271	31,382,503	31,003,028	31,382,503
Return on average assets ("ROAA")	0.71%	0.22%	0.89%	0.95%	0.84%	0.69%	0.77%
Return on average common equity ("ROCE")	7.58%	1.31%	11.32%	11.73%	10.11%	7.90%	9.38%
Efficiency ratio	69.99%	66.42%	64.35%	60.84%	62.42%	65.35%	61.53%
Non-GAAP Profitability Metrics (1):
Core earnings	$16,992	$20,053	$20,841	$20,597	$18,086	$78,483	$71,971
Per share amounts:
Core earnings per share - diluted	$0.53	$0.62	$0.64	$0.64	$0.56	$2.43	$2.21
Tangible book value per common share	$23.32	$22.74	$22.15	$21.74	$21.90	$23.32	$21.90
Net interest margin, tax equivalent	2.57%	2.47%	2.62%	2.67%	2.79%	2.58%	2.73%
Tangible common equity to tangible assets	7.36%	6.80%	6.33%	6.36%	7.00%	7.36%	7.00%
Core ROAA	0.82%	0.88%	0.91%	0.96%	0.85%	0.89%	0.85%
Core ROCE	9.05%	10.86%	11.76%	11.77%	10.15%	10.83%	10.49%
Pre-tax pre-provision core net income	$27,957	$31,821	$30,652	$33,757	$33,394	$124,410	$135,191
Core ROAA - pre-tax and pre-provision	1.12%	1.18%	1.15%	1.33%	1.30%	1.19%	1.33%
Core ROCE - pre-tax and pre-provision	12.96%	15.28%	15.26%	17.23%	16.72%	15.18%	17.60%
Core efficiency ratio	66.18%	62.99%	63.31%	60.72%	61.95%	63.23%	61.42%
Asset Quality:
Net charge-offs	$2,154	$471	$427	$633	$1,130	$3,685	$6,067
Annualized net charge-offs to average total loans	0.10%	0.02%	0.02%	0.03%	0.05%	0.04%	0.07%
Non-performing loans ("NPLs") to total loans	0.32%	0.27%	0.29%	0.26%	0.30%	0.32%	0.30%
Reserves to NPLs	147.16%	174.56%	149.25%	173.02%	146.36%	147.16%	146.36%
Regulatory Capital Ratios (2):
Common equity Tier 1 capital to risk-weighted assets	8.96%	8.70%	8.61%	8.51%	8.81%	8.96%	8.81%
Tier 1 capital to risk-weighted assets	11.58%	11.26%	11.16%	11.11%	11.58%	11.58%	11.58%
Total capital to risk-weighted assets	13.04%	12.69%	12.55%	12.55%	13.05%	13.04%	13.05%
Tier 1 capital to average assets (leverage ratio)	9.67%	8.91%	8.87%	9.03%	8.94%	9.67%	8.94%

(1) Non-GAAP measures exclude executive severance expense, merger and acquisition-related expenses, losses realized from the sale of lower-yielding investment securities and multi-family loans, investment securities gains and losses and impairment charges, and certain intangible assets. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.

(2) Regulatory capital ratios are estimated for Q4 2018 and FY 2018.

Net Interest Income

Net interest income totaled $61.5 million in Q4 2018, a decrease of $2.5 million from Q3 2018, principally due to a reduction in the average balance of interest earning assets of $0.8 billion. Partially offsetting the decline in the average balance of interest earning assets was a 10 basis points expansion in tax equivalent NIM (a non-GAAP measure) reflecting efforts to re-mix the balance sheet to focus on higher-yielding assets and lower-cost funding. Compared to Q3 2018, total loan yields were 1 basis point lower at 4.37%, driven by a $1.2 million reduction in loan prepayment fees to $0.4 million. The reduction in loan prepayment fees reduced the yield on multi-family loans 13 basis points, the yield on total loans 6 basis points and the tax equivalent NIM (a non-GAAP measure) by 5 basis points. Securities yields increased 30 basis points sequentially to 3.60% reflecting a full quarter benefit from the sale of lower-yielding securities in Q3 2018; the cost of total deposits increased by a modest 4 basis points to 1.71%, as the average balance of non-interest bearing deposits increased $151.5 million, and borrowing costs increased 39 basis points to 3.13%. Compared to the year-ago quarter, tax equivalent NIM (a non-GAAP measure) narrowed 22 basis points, which reflected a 71 basis points increase in the yield on securities and a 29 basis points increase in the yield on total loans, more than offset by a 79 basis points increase in the cost of deposits, and a 100 basis points increase in the cost of borrowings.

As planned, total loans outstanding decreased $163 million, or 1.9%, to $8.5 billion as of December 31, 2018 compared to December 31, 2017. Commercial and industrial loans, excluding commercial loans to mortgage companies, increased $312 million to $1.9 billion, up 19.7%; multi-family loans decreased $361 million, or 9.9%, to $3.3 billion; commercial non-owner-occupied real estate loans decreased $94 million to $1.1 billion; mortgages and other consumer loans increased $392 million to $722 million; and commercial loans to mortgage companies decreased $383 million to $1.5 billion.

Total deposits increased $342 million, or 5.0%, to $7.1 billion as of December 31, 2018 compared to total deposits of $6.8 billion at December 31, 2017. Total demand deposit accounts increased $350 million, or 22.2%, to $1.9 billion, savings and money market deposits increased $163 million, or 4.9%, to $3.5 billion, and certificates of deposit accounts decreased $172 million, or 9.0%, to $1.7 billion. In July 2018, Customers launched a new digital, on-line banking business with a goal of gathering retail deposits. As of December 31, 2018, this new business generated $333 million in retail deposits.

Provision, Credit Quality and Risk Management

The provision for loan losses totaled $1.4 million in Q4 2018, compared to $2.9 million in Q3 2018 and $0.8 million in Q4 2017. The Q4 2018 provision expense included $0.5 million for growth in the consumer and commercial and industrial loan portfolios, net of the multi-family and commercial real estate loan run-off, and a $1.2 million increase for impaired loans, offset in part by a benefit of $0.3 million resulting from improved asset quality and lower incurred losses than previously estimated. Net charge-offs for Q4 2018 were $2.2 million, or 10 basis points of annualized net charge-offs to average loans. Net charge-offs for FY 2018 were $3.7 million, or 4 basis points of average loans, down from net charge-offs of $6.1 million, or 7 basis points of average loans, for FY 2017.
Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers' non-performing loans at December 31, 2018 were only 0.32% of total loans, compared to our peer group non-performing loans of approximately 0.73% in the most recent period available, and industry average non-performing loans of 1.16% in the most recent period available. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

Non-Interest Income

Non-interest income totaled $19.9 million in Q4 2018, up $17.8 million from $2.1 million in Q3 2018. This increase was primarily due to the $18.7 million loss realized from the sale of lower-yielding investment securities in Q3 2018. Compared to the year-ago quarter, non-interest income increased $0.1 million from $19.8 million in Q4 2017. Q4 2018 non-interest income included $2.0 million of gains realized from the termination of interest rate swaps associated with the $500 million of FHLB advances that were repaid in October 2018 and $1.4 million of income earned on commercial operating leases generated by our Equipment Finance Group as that business continues to grow. Partially offsetting these increases was the loss of $1.2 million realized from the sale of lower-yielding multi-family loans, reduced interchange and card revenue of $0.6 million, and $1.6 million of debit and prepaid card interchange expense, which prior to the adoption of the new revenue recognition standard in Q1 2018 was included in non-interest expense and reported as technology, communications and bank operations expense.

Non-interest income totaled $59.0 million for FY 2018, down $19.9 million from $78.9 million for FY 2017. This decrease was primarily due to the $18.7 million loss realized from the sale of investment securities in FY 2018 compared to gains of $8.8 million realized in FY 2017, reduced interchange and card revenue and deposit fees totaling $5.3 million mainly resulting from reduced transaction volumes at the BankMobile business segment, $5.5 million of debit and prepaid card interchange expense recorded as a reduction in non-interest income beginning in Q1 2018, and $2.2 million of reduced mortgage warehouse transactional fees primarily driven by reduced volumes. These decreases were offset in part by $12.9 million of impairment losses recorded in FY 2017, $4.8 million of income realized from the termination of interest rate swaps previously designated as cash flow hedges and increased income of $4.7 million earned on commercial operating leases.

Non-Interest Expense

Non-interest expense totaled $57.0 million in Q4 2018, down $0.1 million from $57.1 million in Q3 2018. This decrease primarily resulted from reduced merger and acquisition related expenses of $2.5 million offset in part by executive severance expenses of $1.9 million. Compared to the year-ago quarter, non-interest expense increased $2.3 million from $54.8 million in Q4 2017. This increase primarily resulted from executive severance expense of $1.9 million and increased depreciation expense on leased equipment of $1.2 million, offset in part by reductions in other operating expenses as management continues its efforts to monitor and control expenses.
Non-interest expense totaled $220.2 million in FY 2018, up $4.6 million from $215.6 million in FY 2017. This increase primarily resulted from increased salaries and employee benefits of $9.3 million largely due to executive severance expense of $1.9 million and increased full-time equivalents ("FTEs") year-over-year of 62, increased merger and acquisition-related expenses of $4.0 million, and increased depreciation expense on leased equipment of $3.9 million, offset in part by reductions in other operating expenses as management continues its efforts to monitor and control expenses.
Tax

The effective tax rate of 22.2% for Q4 2018 was primarily driven by an estimated research and development tax credit recorded in Q4 2018. In Q4 2017, Customers recorded a deferred tax asset re-measurement charge to its income tax expense of $5.5 million as a result of the enactment of the Tax Cuts and Jobs Act of 2017. This one-time tax effect was offset by a $7.3 million benefit from exercises of employee stock options, principally by Customers' CEO, and vesting of restricted stock units.

Customers expects the 2019 effective tax rate to be around 24%.

Profitability and Book Value

Customers' return on average assets was 0.71% in Q4 2018, compared to 0.22% in Q3 2018 and 0.84% in Q4 2017, and its return on average common equity was 7.58% in Q4 2018, compared to 1.31% in Q3 2018 and 10.11% in Q4 2017. The core return on average assets (a non-GAAP measure) was 0.82% in Q4 2018, compared to 0.88% in Q3

2018 and 0.85% in Q4 2017 and the core return on average common equity (a non-GAAP measure) was 9.05% in Q4 2018, compared to 10.86% in Q3 2018 and 10.15% in Q4 2017.

The Q4 2018 efficiency ratio was 70.0%, compared to 66.4% in Q3 2018 and 62.4% in Q4 2017. The core efficiency ratio (a non-GAAP measure) was 66.2% in Q4 2018, compared to 63.0% in Q3 2018 and 62.0% in Q4 2017.

The book value and tangible book value (a non-GAAP measure) per common share increased to $23.85 and $23.32 per share, respectively, at December 31, 2018, reflecting a CAGR of 10.4% and 10.2% over the past five years, respectively.

Segment Discussion

Customers Bancorp has two operating segments: Customers Bank Business Banking and BankMobile.

The Customers Bank Business Banking segment reported net income available to common shareholders of $17.5 million, or $0.55 per diluted share, for Q4 2018, down from $22.2 million, or $0.68 per diluted share, for Q4 2017. The segment's core earnings for Q4 2018 totaled $19.9 million, or $0.62 per diluted share, compared to $22.1 million, or $0.68 per diluted share, for Q4 2017 (non-GAAP measures). The decrease in GAAP earnings resulted from NIM compression from reduced net interest income of $8.6 million driven by higher funding costs as interest rates increased, executive severance expense of $1.9 million and a $1.2 million loss realized from the sale of lower-yielding multi-family loans, offset in part by reduced tax expense of $7.2 million driven by lower enacted federal tax rates and lower taxable income.

The Customers Bank Business Banking segment reported net income available to common shareholders of $70.7 million, or $2.19 per diluted share, for FY 2018, down from $77.6 million, or $2.38 per diluted share, for FY 2017. The segment's core earnings for FY 2018 totaled $88.6 million, or $2.75 per diluted share, up from $84.9 million, or $2.60 per diluted share, for FY 2017 (non-GAAP measures). The decrease in GAAP earnings resulted from NIM compression from reduced net interest income of $13.2 million driven by higher funding costs as interest rates increased, increased non-interest expenses of $18.3 million and reduced non-interest income of $7.3 million, offset in part by reductions in provision expense of $2.7 million and tax expense of $29.3 million driven by lower enacted federal tax rates and lower taxable income.

The BankMobile segment reported a net loss for Q4 2018 of $3.3 million, or $0.10 per diluted share. The segment's core loss (a non-GAAP measure) for Q4 2018 totaled $2.9 million, or $0.09 per diluted share, an improvement from a core loss (a non-GAAP measure) for Q4 2017 of $4.0 million, or $0.12 per diluted share.

The BankMobile segment reported a net loss for FY 2018 of $13.5 million, or $0.42 per diluted share. The segment's core loss (a non-GAAP measure) for FY 2018 totaled $10.2 million, or $0.31 per diluted share, an improvement from a core loss (a non-GAAP measure) for FY 2017 of $12.9 million, or $0.40 per diluted share. The improvement reflected an increase in net interest income, given the benefit of higher rates on BankMobile's low cost deposits, and reduced expenses, mitigated by lower fee income and an increase in provision expense as the segment began adding consumer loans.

Part of BankMobile's strategy to reach profitability in 2019 includes the addition of reasonable monthly and NSF fees in the the student disbursement business beginning at the end of Q1 2019. In order to incentivize desired behaviors, monthly fees can be waived and an attractive rate of interest can be earned for customers who meet certain requirements. BankMobile also intends to deploy its low-cost deposits into consumer loans to increase net interest income. This strategy is likely to be front-end loaded in 2019, with higher provision cost in the first half of the year and higher interest income in the second half of the year.

Significantly Lowering Commercial Real Estate Concentration

Customers' total commercial real estate ("CRE") loan exposures subject to regulatory concentration guidelines of $4.4 billion as of December 31, 2018 included construction loans of $70 million, multi-family loans of $3.3 billion, and non-owner occupied commercial real estate loans of $1.0 billion, which represent 361% of total risk-based capital on a combined basis, a reduction from 418% commercial real estate concentration as of December 31, 2017. Customers' loans subject to regulatory CRE concentration guidelines had 3 year cumulative growth of 10.6% in Q4 2018, a deceleration from 54.5% a year ago.

Customers' loans collateralized by multi-family properties were approximately 38.4% of Customers' total loan portfolio and approximately 270% of total risk-based capital at December 31, 2018, down from approximately 41.9% and 311%, respectively, at December 31, 2017. Following are some key characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City with an emphasis on properties subject to some type of rent control; and principally to high net worth families;

•	Average loan size is $6.7 million;

•	Median annual debt service coverage ratio is 139%;

•	Median loan-to-value for the portfolio is 65.2%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and inspected thereafter on an annual basis by dedicated portfolio managers or outside inspectors; and

•	Credit approval process is independent of customer sales and portfolio management process.

Conference Call
Date:            Thursday, January 24, 2019
Time:            5:00 PM EST
US Dial-in:        855-719-5007
International Dial-in:    334-323-0517
Participant Code:    665552

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the company's website at http://customersbank.com/investor_relations.php prior to the call. A playback of the call will be available beginning Thursday, January 24, 2019 at 8:00 PM EST until 8:00 PM EST on February 23, 2019. To listen, call within the United States 888-203-1112 or 719-457-0820 when calling internationally. Please use the replay pin number 8701039.
Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $9.8 billion at December 31, 2018. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, the District of Columbia, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as

Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain ''forward-looking statements'' within the meaning of the ''safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ''may,'' ''could,'' ''should,'' ''pro forma,'' ''looking forward,'' ''would,'' ''believe,'' ''expect,'' ''anticipate,'' ''estimate,'' ''intend,'' ''plan,'' or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers' BankMobile business with the acquired Disbursements business, the implementation of Customers Bancorp, Inc.'s strategy to retain BankMobile for 2-3 years, the possibility that the expected benefits of retaining BankMobile for 2-3 years may not be achieved also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Further, Customers' expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Twelve Months Ended
	Q4	Q3	Q2	Q1	Q4	December 31,
	2018	2018	2018	2018	2017	2018	2017
Interest income:
Loans	$94,248	$97,815	$95,240	$85,931	$91,229	$373,234	$339,936
Investment securities	6,277	8,495	9,765	8,672	4,136	33,209	25,153
Other	2,778	3,735	2,634	2,361	2,254	11,508	7,761
Total interest income	103,303	110,045	107,639	96,964	97,619	417,951	372,850

Interest expense:
Deposits	34,029	32,804	24,182	19,793	18,649	110,808	67,582
Other borrowings	2,404	2,431	3,275	3,376	3,288	11,486	10,056
FHLB advances	3,662	9,125	11,176	7,080	5,697	31,043	21,130
Subordinated debt	1,684	1,684	1,684	1,684	1,685	6,737	6,739
Total interest expense	41,779	46,044	40,317	31,933	29,319	160,074	105,507
Net interest income	61,524	64,001	67,322	65,031	68,300	257,877	267,343
Provision for loan losses	1,385	2,924	(784)	2,117	831	5,642	6,768
Net interest income after provision for loan losses	60,139	61,077	68,106	62,914	67,469	252,235	260,575

Non-interest income:
Interchange and card revenue	7,568	7,084	6,382	9,661	9,780	30,695	41,509
Deposit fees	2,099	2,002	1,632	2,092	2,121	7,824	10,039
Commercial lease income	1,982	1,419	1,091	862	552	5,354	647
Bank-owned life insurance	1,852	1,869	1,869	2,031	1,922	7,620	7,219
Mortgage warehouse transactional fees	1,495	1,809	1,967	1,887	2,206	7,158	9,345
(Loss) gain on sale of SBA and other loans	(110)	1,096	947	1,361	1,178	3,294	4,223
Mortgage banking income	73	207	205	121	173	606	875
Impairment loss on investment securities	—	—	—	—	—	—	(12,934)
(Loss) gain on sale of investment securities	—	(18,659)	—	—	268	(18,659)	8,800
Other	4,918	5,257	2,034	2,895	1,540	15,106	9,187
Total non-interest income	19,877	2,084	16,127	20,910	19,740	58,998	78,910

Non-interest expense:
Salaries and employee benefits	26,706	25,462	27,748	24,925	25,948	104,841	95,518
Technology, communication and bank operations	11,531	11,657	11,322	9,943	12,637	44,454	45,885
Professional services	5,674	4,743	3,811	6,008	7,010	20,237	28,051
Occupancy	2,933	2,901	3,141	2,834	2,937	11,809	11,161
FDIC assessments, non-income taxes, and regulatory fees	1,892	2,415	2,135	2,200	1,290	8,642	7,906
Commercial lease depreciation	1,550	1,103	920	815	386	4,388	522
Advertising and promotion	917	820	319	390	361	2,446	1,470
Merger and acquisition related expenses	470	2,945	869	106	410	4,391	410
Loan workout	360	516	648	659	522	2,183	2,366
Other real estate owned expense	285	66	58	40	20	449	570
Other	4,727	4,476	2,779	4,360	3,267	16,339	21,747
Total non-interest expense	57,045	57,104	53,750	52,280	54,788	220,179	215,606
Income before income tax expense	22,971	6,057	30,483	31,544	32,421	91,054	123,879
Income tax expense	5,109	28	6,820	7,402	10,806	19,359	45,042
Net income	17,862	6,029	23,663	24,142	21,615	71,695	78,837
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615	14,459	14,459
Net income available to common shareholders	$14,247	$2,414	$20,048	$20,527	$18,000	$57,236	$64,378

Basic earnings per common share	$0.45	$0.08	$0.64	$0.65	$0.58	$1.81	$2.10
Diluted earnings per common share	$0.44	$0.07	$0.62	$0.64	$0.55	$1.78	$1.97

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
ASSETS
Cash and due from banks	$17,696	$12,943	$22,969	$9,198	$20,388
Interest-earning deposits	44,439	653,091	228,757	206,213	125,935
Cash and cash equivalents	62,135	666,034	251,726	215,411	146,323
Investment securities, at fair value	665,012	668,851	1,161,000	1,181,661	471,371
Loans held for sale	1,507	1,383	1,043	662	146,077
Loans receivable, mortgage warehouse, at fair value	1,405,420	1,516,327	1,930,738	1,874,853	1,793,408
Loans receivable	7,138,074	7,239,950	7,181,726	6,943,566	6,768,258
Allowance for loan losses	(39,972)	(40,741)	(38,288)	(39,499)	(38,015)
Total loans receivable, net of allowance for loan losses	8,503,522	8,715,536	9,074,176	8,778,920	8,523,651
FHLB, Federal Reserve Bank, and other restricted stock	89,685	74,206	136,066	130,302	105,918
Accrued interest receivable	32,955	32,986	33,956	31,812	27,021
Bank premises and equipment, net	11,063	11,300	11,224	11,556	11,955
Bank-owned life insurance	264,559	263,117	261,121	259,222	257,720
Other real estate owned	816	1,450	1,705	1,742	1,726
Goodwill and other intangibles	16,499	16,825	17,150	17,477	16,295
Other assets	185,672	165,416	143,679	140,501	131,498
Total assets	$9,833,425	$10,617,104	$11,092,846	$10,769,266	$9,839,555

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,122,171	$1,338,167	$1,090,744	$1,260,853	$1,052,115
Interest-bearing deposits	6,020,065	7,175,547	6,205,210	5,781,606	5,748,027
Total deposits	7,142,236	8,513,714	7,295,954	7,042,459	6,800,142
Federal funds purchased	187,000	—	105,000	195,000	155,000
FHLB advances	1,248,070	835,000	2,389,797	2,252,615	1,611,860
Other borrowings	123,871	123,779	186,888	186,735	186,497
Subordinated debt	108,977	108,953	108,929	108,904	108,880
Accrued interest payable and other liabilities	66,455	80,846	70,051	64,465	56,212
Total liabilities	8,876,609	9,662,292	10,156,619	9,850,178	8,918,591

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,252	32,218	32,200	31,997	31,913
Additional paid in capital	434,314	431,205	428,796	424,099	422,096
Retained earnings	316,651	302,404	299,990	279,942	258,076
Accumulated other comprehensive loss	(22,663)	(20,253)	(33,997)	(26,188)	(359)
Treasury stock, at cost	(21,209)	(8,233)	(8,233)	(8,233)	(8,233)
Total shareholders' equity	956,816	954,812	936,227	919,088	920,964
Total liabilities & shareholders' equity	$9,833,425	$10,617,104	$11,092,846	$10,769,266	$9,839,555

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three Months Ended
	December 31,		September 30,		December 31,
	2018		2018		2017
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$185,145	2.24%	$309,588	1.97%	$204,762	1.33%
Investment securities	697,474	3.60%	1,029,857	3.30%	572,071	2.89%
Loans:
Commercial loans to mortgage companies	1,409,197	5.03%	1,680,441	5.02%	1,789,230	4.36%
Multi-family loans	3,445,267	3.76%	3,555,223	3.89%	3,716,104	3.81%
Commercial and industrial	1,823,189	4.93%	1,782,500	4.83%	1,560,778	4.21%
Non-owner occupied commercial real estate	1,224,750	4.10%	1,255,206	4.03%	1,300,329	4.14%
All other loans	660,007	5.04%	594,528	4.80%	508,680	4.49%
Total loans	8,562,410	4.37%	8,867,898	4.38%	8,875,121	4.08%
Other interest-earning assets	73,091	9.41%	111,600	7.81%	107,033	5.81%
Total interest earning assets	9,518,120	4.31%	10,318,943	4.24%	9,758,987	3.97%
Non-interest earning assets	429,247		409,396		404,694
Total assets	$9,947,367		$10,728,339		$10,163,681

Liabilities
Total interest bearing deposits (1)	$6,650,598	2.03%	$6,665,384	1.95%	$5,982,054	1.24%
Borrowings	983,540	3.13%	1,918,577	2.74%	1,990,497	2.13%
Total interest bearing liabilities	7,634,138	2.17%	8,583,961	2.13%	7,972,551	1.46%
Non-interest bearing deposits (1)	1,261,330		1,109,819		1,194,038
Total deposits & borrowings	8,895,468	1.86%	9,693,780	1.89%	9,166,589	1.27%
Other non-interest bearing liabilities	89,202		84,786		72,986
Total liabilities	8,984,670		9,778,566		9,239,575
Common equity	745,226		732,302		706,635
Preferred stock	217,471		217,471		217,471
Shareholders' equity	962,697		949,773		924,106
Total liabilities and shareholders' equity	$9,947,367		$10,728,339		$10,163,681

Net interest margin		2.57%		2.46%		2.78%
Net interest margin tax equivalent (2)		2.57%		2.47%		2.79%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.71%, 1.67% and 1.03% for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively.

(2) Non-GAAP measure. A detailed reconciliation between the non-GAAP measure and the comparable GAAP amount is included at the end of this document.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Twelve Months Ended
	December 31,		December 31,
	2018		2017
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$217,168	1.90%	$296,305	1.06%
Investment securities	1,005,688	3.30%	870,979	2.89%
Loans:
Commercial loans to mortgage companies	1,610,168	4.92%	1,748,575	4.20%
Multi-family loans	3,549,511	3.82%	3,551,683	3.72%
Commercial and industrial	1,743,696	4.72%	1,452,805	4.17%
Non-owner occupied commercial real estate	1,257,545	4.03%	1,293,173	3.96%
All other loans	517,800	4.93%	503,532	4.44%
Total loans	8,678,720	4.30%	8,549,768	3.98%
Other interest-earning assets	110,223	6.71%	103,710	4.46%
Total interest earning assets	10,011,799	4.17%	9,820,762	3.80%
Non-interest earning assets	406,303		376,948
Total assets	$10,418,102		$10,197,710

Liabilities
Total interest bearing deposits (1)	$6,251,004	1.77%	$6,158,758	1.10%
Borrowings	1,951,921	2.52%	1,875,431	2.02%
Total interest-bearing liabilities	8,202,925	1.95%	8,034,189	1.31%
Non-interest-bearing deposits (1)	1,189,638		1,187,324
Total deposits & borrowings	9,392,563	1.70%	9,221,513	1.14%
Other non-interest bearing liabilities	83,563		72,714
Total liabilities	9,476,126		9,294,227
Common equity	724,505		686,012
Preferred stock	217,471		217,471
Shareholders' equity	941,976		903,483
Total liabilities and shareholders' equity	$10,418,102		$10,197,710

Net interest margin		2.58%		2.72%
Net interest margin tax equivalent (2)		2.58%		2.73%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 1.49% and 0.99% for the twelve months ended December 31, 2018 and 2017, respectively.

(2) Non-GAAP measure. A detailed reconciliation between the non-GAAP measure and the comparable GAAP amount is included at the end of this document.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three and twelve months ended December 31, 2018 and 2017:

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$98,129	$5,174	$103,303	$94,407	$3,212	$97,619
Interest expense	41,592	187	41,779	29,304	15	29,319
Net interest income	56,537	4,987	61,524	65,103	3,197	68,300
Provision for loan losses	(200)	1,585	1,385	179	652	831
Non-interest income	9,352	10,525	19,877	8,200	11,540	19,740
Non-interest expense	38,778	18,267	57,045	33,900	20,888	54,788
Income (loss) before income tax expense (benefit)	27,311	(4,340)	22,971	39,224	(6,803)	32,421
Income tax expense (benefit)	6,175	(1,066)	5,109	13,369	(2,563)	10,806
Net income (loss)	21,136	(3,274)	17,862	25,855	(4,240)	21,615
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$17,521	$(3,274)	$14,247	$22,240	$(4,240)	$18,000

Basic earnings (loss) per common share	$0.55	$(0.10)	$0.45	$0.72	$(0.14)	$0.58
Diluted earnings (loss) per common share	$0.55	$(0.10)	$0.44	$0.68	$(0.13)	$0.55
(1) Amounts reported include funds transfer pricing of $3.8 million and $3.2 million for the three months ended December 31, 2018 and 2017, respectively.

	Twelve Months Ended December 31, 2018			Twelve Months Ended December 31, 2017
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (2)	$400,948	$17,003	$417,951	$359,931	$12,919	$372,850
Interest expense	159,674	400	160,074	105,438	69	105,507
Net interest income	241,274	16,603	257,877	254,493	12,850	267,343
Provision for loan losses	2,928	2,714	5,642	5,638	1,130	6,768
Non-interest income	17,499	41,499	58,998	24,788	54,122	78,910
Non-interest expense	146,946	73,233	220,179	128,604	87,002	215,606
Income (loss) before income tax expense (benefit)	108,899	(17,845)	91,054	145,039	(21,160)	123,879
Income tax expense (benefit)	23,742	(4,383)	19,359	53,013	(7,971)	45,042
Net income (loss)	85,157	(13,462)	71,695	92,026	(13,189)	78,837
Preferred stock dividends	14,459	—	14,459	14,459	—	14,459
Net income (loss) available to common shareholders	$70,698	$(13,462)	$57,236	$77,567	$(13,189)	$64,378

Basic earnings (loss) per common share	$2.24	$(0.43)	$1.81	$2.53	$(0.43)	$2.10
Diluted earnings (loss) per common share	$2.19	$(0.42)	$1.78	$2.38	$(0.41)	$1.97
As of December 31, 2018 and 2017
Goodwill and other intangibles	$3,629	$12,870	$16,499	$3,630	$12,665	$16,295
Total assets	$9,688,146	$145,279	$9,833,425	$9,769,996	$69,559	$9,839,555
Total deposits	$6,766,378	$375,858	$7,142,236	$6,400,310	$399,832	$6,800,142
Total non-deposit liabilities	$1,719,225	$15,148	$1,734,373	$2,106,919	$11,530	$2,118,449

(2) Amounts reported include funds transfer pricing of $15.7 million and $12.9 million for the twelve months ended December 31, 2018 and 2017, respectively.

The following tables present Customers' business segment results for the quarter ended December 31, 2018 and the preceding four quarters:

Customers Bank Business Banking:
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Interest income (1)	$98,129	$106,156	$104,110	$92,554	$94,407
Interest expense	41,592	45,982	40,182	31,917	29,304
Net interest income	56,537	60,174	63,928	60,637	65,103
Provision for loan losses	(200)	2,502	(1,247)	1,874	179
Non-interest income (loss)	9,352	(7,756)	7,465	8,439	8,200
Non-interest expense	38,778	36,115	37,721	34,331	33,900
Income before income tax expense	27,311	13,801	34,919	32,871	39,224
Income tax expense	6,175	1,930	7,910	7,728	13,369
Net income	21,136	11,871	27,009	25,143	25,855
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$17,521	$8,256	$23,394	$21,528	$22,240

Basic earnings per common share	$0.55	$0.26	$0.74	$0.69	$0.72
Diluted earnings per common share	$0.55	$0.26	$0.72	$0.67	$0.68

(1) Amounts reported include funds transfer pricing of $3.8 million, $3.9 million, $3.5 million, $4.4 million and $3.2 million for the three months ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

BankMobile:
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Interest income (2)	$5,174	$3,889	$3,529	$4,410	$3,212
Interest expense	187	62	135	16	15
Net interest income	4,987	3,827	3,394	4,394	3,197
Provision for loan losses	1,585	422	463	243	652
Non-interest income	10,525	9,840	8,662	12,471	11,540
Non-interest expense	18,267	20,989	16,029	17,949	20,888
Loss before income tax benefit	(4,340)	(7,744)	(4,436)	(1,327)	(6,803)
Income tax benefit	(1,066)	(1,902)	(1,090)	(326)	(2,563)
Net loss available to common shareholders	$(3,274)	$(5,842)	$(3,346)	$(1,001)	$(4,240)

Basic loss per common share	$(0.10)	$(0.18)	$(0.11)	$(0.03)	$(0.14)
Diluted loss per common share	$(0.10)	$(0.18)	$(0.10)	$(0.03)	$(0.13)

(2) Amounts reported include funds transfer pricing of $3.8 million, $3.9 million, $3.5 million, $4.4 million and $3.2 million for the three months ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Commercial:
Multi-family	$3,285,297	$3,504,540	$3,542,770	$3,645,374	$3,646,572
Mortgage warehouse	1,461,810	1,574,731	1,987,306	1,931,320	1,844,607
Commercial & industrial	1,894,887	1,783,300	1,755,183	1,648,324	1,582,667
Commercial real estate non-owner occupied	1,125,106	1,157,849	1,155,998	1,195,903	1,218,719
Construction	56,491	95,250	88,141	81,102	85,393
Total commercial loans	7,823,591	8,115,670	8,529,398	8,502,023	8,377,958

Consumer:
Residential	568,068	511,236	494,265	226,501	235,928
Manufactured housing	79,731	82,589	85,328	87,687	90,227
Other consumer	74,035	51,210	3,874	3,570	3,547
Total consumer loans	721,834	645,035	583,467	317,758	329,702
Deferred (fees)/costs and unamortized (discounts)/premiums, net	(424)	(3,045)	642	(700)	83
Total loans	$8,545,001	$8,757,660	$9,113,507	$8,819,081	$8,707,743

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION (UNAUDITED)
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Demand, non-interest bearing	$1,122,171	$1,338,167	$1,090,744	$1,260,853	$1,052,115
Demand, interest bearing	803,948	833,176	623,343	510,418	523,848
Savings	384,545	275,825	38,457	36,584	38,838
Money market	3,097,391	3,673,065	3,471,249	3,345,573	3,279,648
Time deposits	1,734,181	2,393,481	2,072,161	1,889,031	1,905,693
Total deposits	$7,142,236	$8,513,714	$7,295,954	$7,042,459	$6,800,142

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of December 31, 2018					As of September 30, 2018					As of December 31, 2017
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-family	$3,282,903	$1,155	$11,524	0.04%	997.75%	$3,502,079	$1,343	$11,829	0.04%	880.79%	$3,499,760	$—	$12,169	—%	—%
Commercial & Industrial (1)	1,874,779	18,543	14,866	0.99%	80.17%	1,760,668	14,316	15,268	0.81%	106.65%	1,546,109	18,478	13,369	1.20%	72.35%
Commercial Real Estate Non-Owner Occupied	1,111,903	—	4,093	—%	—%	1,144,214	—	4,246	—%	—%	1,199,053	—	4,564	—%	—%
Residential	107,070	1,999	2,013	1.87%	100.70%	106,052	2,055	2,048	1.94%	99.66%	107,742	1,506	2,119	1.40%	140.70%
Construction	56,491	—	624	—%	—%	95,250	—	1,062	—%	—%	85,393	—	979	—%	—%
Other Consumer (2)	1,874	—	131	—%	—%	1,359	—	103	—%	—%	1,292	—	77	—%	—%
Total Originated Loans (3)	6,435,020	21,697	33,251	0.34%	153.25%	6,609,622	17,714	34,556	0.27%	195.08%	6,439,349	19,984	33,277	0.31%	166.52%
Loans Acquired
Bank Acquisitions	125,718	4,104	3,224	3.26%	78.56%	131,854	4,006	3,773	3.04%	94.18%	149,400	4,472	4,558	2.99%	101.92%
Loan Purchases	577,760	1,693	3,985	0.29%	235.38%	501,519	1,921	2,939	0.38%	152.99%	179,426	1,959	825	1.09%	42.11%
Total Acquired Loans	703,478	5,797	7,209	0.82%	124.36%	633,373	5,927	6,712	0.94%	113.24%	328,826	6,431	5,383	1.96%	83.70%
Deferred (fees) costs and unamortized (discounts) premiums, net	(424)	—	—	—%	—%	(3,045)	—	—	—%	—%	83	—	—	—%	—%
Loans Receivable	7,138,074	27,494	40,460	0.39%	147.16%	7,239,950	23,641	41,268	0.33%	174.56%	6,768,258	26,415	38,660	0.39%	146.36%
Loans Receivable, Mortgage Warehouse, at Fair Value	1,405,420	—	—	—%	—%	1,516,327	—	—	—%	—%	1,793,408	—	—	—%	—%
Total Loans Held for Sale	1,507	—	—	—%	—%	1,383	—	—	—%	—%	146,077	—	—	—%	—%
Total Portfolio	$8,545,001	$27,494	$40,460	0.32%	147.16%	$8,757,660	$23,641	$41,268	0.27%	174.56%	$8,707,743	$26,415	$38,660	0.30%	146.36%

(1) Commercial & industrial loans, including owner occupied commercial real estate loans.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.
(3) Does not include loans receivable, mortgage warehouse, at fair value.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q4	Q3	Q2	Q1	Q4
	2018	2018	2018	2018	2017
Originated Loans
Commercial & Industrial (1)	$1,490	$86	$140	$54	$(109)
Commercial Real Estate Non-Owner Occupied	—	—	—	—	731
Residential	35	—	42	—	3
Other Consumer (2)	664	434	459	254	686
Total Net Charge-offs (Recoveries) from Originated Loans	2,189	520	641	308	1,311
Loans Acquired
Bank Acquisitions	(35)	(49)	(214)	325	(181)
Loan Purchases	—	—	—	—	—
Total Net Charge-offs (Recoveries) from Acquired Loans	(35)	(49)	(214)	325	(181)
Total Net Charge-offs from Loans Held for Investment	$2,154	$471	$427	$633	$1,130

(1) Commercial & industrial loans, including owner occupied commercial real estate.
(2) Includes activity for BankMobile related loans, primarily overdrawn deposit accounts.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
(Dollars in thousands, except per share data)
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. Presentation of these non-GAAP financial measures is consistent with how Customers evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp	Q4 2018		Q3 2018		Q2 2018		Q1 2018		Q4 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$14,247	$0.44	$2,414	$0.07	$20,048	$0.62	$20,527	$0.64	$18,000	$0.55
Reconciling items (after tax):
Executive severance expense	1,421	0.04	—	—	—	—	—	—	—	—
Merger and acquisition related expenses	355	0.01	2,222	0.07	655	0.02	80	—	256	0.01
Losses on sale of multi-family loans	868	0.03	—	—	—	—	—	—	—	—
Losses (gains) on investment securities	101	—	15,417	0.48	138	—	(10)	—	(170)	—
Core earnings	$16,992	$0.53	$20,053	$0.62	$20,841	$0.64	$20,597	$0.64	$18,086	$0.56

Core Earnings - Customers Bancorp	Twelve Months Ended December 31, 2018		Twelve Months Ended December 31, 2017

	USD	Per share	USD	Per share
GAAP net income to common shareholders	$57,236	$1.78	$64,378	$1.97
Reconciling items (after tax):
Impairment loss on equity securities	—	—	12,934	0.40
Executive severance expense	1,421	0.04	—	—
Merger and acquisition related expenses	3,312	0.10	256	0.01
Losses on sale of multi-family loans	868	0.03	—	—
Losses (gains) on investment securities	15,646	0.49	(5,597)	(0.17)
Core earnings	$78,483	$2.43	$71,971	$2.21

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Return on Average Assets - Customers Bancorp
	Twelve Months Ended December 31,
	2018	2017	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP net income	$71,695	$78,837	$17,862	$6,029	$23,663	$24,142	$21,615
Reconciling items (after tax):
Impairment loss on equity securities	—	12,934	—	—	—	—	—
Executive severance expense	1,421	—	1,421	—	—	—	—
Merger and acquisition related expenses	3,312	256	355	2,222	655	80	256
Losses on sale of multi-family loans	868	—	868	—	—	—	—
Losses (gains) on investment securities	15,646	(5,597)	101	15,417	138	(10)	(170)
Core net income	$92,942	$86,430	$20,607	$23,668	$24,456	$24,212	$21,701

Average total assets	$10,418,102	$10,197,710	$9,947,367	$10,728,339	$10,721,190	$10,275,707	$10,163,681

Core return on average assets	0.89%	0.85%	0.82%	0.88%	0.91%	0.96%	0.85%

Core Net Income and Core ROAA - Pre-Tax Pre-Provision - Customers Bancorp
	Twelve Months Ended December 31,
	2018	2017	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP net income	$71,695	$78,837	$17,862	$6,029	$23,663	$24,142	$21,615
Reconciling items:
Income tax expense	19,359	45,042	5,109	28	6,820	7,402	10,806
Provision for loan losses	5,642	6,768	1,385	2,924	(784)	2,117	831
Impairment loss on equity securities	—	12,934	—	—	—	—	—
Executive severance expense	1,869	—	1,869	—	—	—	—
Merger and acquisition related expenses	4,391	410	470	2,945	869	106	410
Losses on sale of multi-family loans	1,161	—	1,161	—	—	—	—
Losses (gains) on investment securities	20,293	(8,800)	101	19,895	84	(10)	(268)
Core net income - pre-tax pre-provision	$124,410	$135,191	$27,957	$31,821	$30,652	$33,757	$33,394

Average total assets	$10,418,102	$10,197,710	$9,947,367	$10,728,339	$10,721,190	$10,275,707	$10,163,681

Core ROAA - pre-tax pre-provision	1.19%	1.33%	1.12%	1.18%	1.15%	1.33%	1.30%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Return on Average Common Equity - Customers Bancorp
	Twelve Months Ended December 31,
	2018	2017	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP net income to common shareholders	$57,236	$64,378	$14,247	$2,414	$20,048	$20,527	$18,000
Reconciling items (after tax):
Impairment loss on equity securities	—	12,934	—	—	—	—	—
Executive severance expense	1,421	—	1,421	—	—	—	—
Merger and acquisition related expenses	3,312	256	355	2,222	655	80	256
Losses on sale of multi-family loans	868	—	868	—	—	—	—
Losses (gains) on investment securities	15,646	(5,597)	101	15,417	138	(10)	(170)
Core earnings	$78,483	$71,971	$16,992	$20,053	$20,841	$20,597	$18,086

Average total common shareholders' equity	$724,505	$686,012	$745,226	$732,302	$710,549	$709,464	$706,635

Core return on average common equity	10.83%	10.49%	9.05%	10.86%	11.76%	11.77%	10.15%

Core ROCE - Pre-Tax Pre-Provision - Customers Bancorp
	Twelve Months Ended December 31,
	2018	2017	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP net income to common shareholders	$57,236	$64,378	$14,247	$2,414	$20,048	$20,527	$18,000
Reconciling items:
Income tax expense	19,359	45,042	5,109	28	6,820	7,402	10,806
Provision for loan losses	5,642	6,768	1,385	2,924	(784)	2,117	831
Impairment loss on equity securities	—	12,934	—	—	—	—	—
Executive severance expense	1,869	—	1,869	—	—	—	—
Merger and acquisition related expenses	4,391	410	470	2,945	869	106	410
Losses on sale of multi-family loans	1,161	—	1,161	—	—	—	—
Losses (gains) on investment securities	20,293	(8,800)	101	19,895	84	(10)	(268)
Pre-tax pre-provision core net income available to common shareholders	109,951	120,732	24,342	28,206	27,037	30,142	29,779

Average total common shareholders' equity	$724,505	$686,012	$745,226	$732,302	$710,549	$709,464	$706,635

Core ROCE - pre-tax pre-provision	15.18%	17.60%	12.96%	15.28%	15.26%	17.23%	16.72%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Net Interest Margin, Tax Equivalent - Customers Bancorp
	Twelve Months Ended December 31,
	2018	2017	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP net interest income	$257,877	$267,343	$61,524	$64,001	$67,322	$65,031	$68,300
Tax-equivalent adjustment	685	645	171	172	171	171	245
Net interest income tax equivalent	$258,562	$267,988	$61,695	$64,173	$67,493	$65,202	$68,545

Average total interest earning assets	$10,011,799	$9,820,762	$9,518,120	$10,318,943	$10,329,530	$9,881,220	$9,758,987

Net interest margin, tax equivalent	2.58%	2.73%	2.57%	2.47%	2.62%	2.67%	2.79%

Core Efficiency Ratio - Customers Bancorp
	Twelve Months Ended December 31,
	2018	2017	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP net interest income	$257,877	$267,343	$61,524	$64,001	$67,322	$65,031	$68,300

GAAP non-interest income	$58,998	$78,910	$19,877	$2,084	$16,127	$20,910	$19,740
Losses (gains) on investment securities	20,293	(8,800)	101	19,895	84	(10)	(268)
Losses on sale of multi-family loans	1,161	—	1,161	—	—	—	—
Impairment loss on equity securities	—	12,934	—	—	—	—	—
Core non-interest income	80,452	83,044	21,139	21,979	16,211	20,900	19,472
Core revenue	$338,329	$350,387	$82,663	$85,980	$83,533	$85,931	$87,772

GAAP non-interest expense	$220,179	$215,606	$57,045	$57,104	$53,750	$52,280	$54,788
Executive severance expense	(1,869)	—	(1,869)	—	—	—	—
Merger and acquisition related expenses	(4,391)	(410)	(470)	(2,945)	(869)	(106)	(410)
Core non-interest expense	$213,919	$215,196	$54,706	$54,159	$52,881	$52,174	$54,378

Core efficiency ratio (1)	63.23%	61.42%	66.18%	62.99%	63.31%	60.72%	61.95%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Common Equity to Tangible Assets - Customers Bancorp

	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP - Total shareholders' equity	$956,816	$954,812	$936,227	$919,088	$920,964
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(16,499)	(16,825)	(17,150)	(17,477)	(16,295)
Tangible common equity	$722,846	$720,516	$701,606	$684,140	$687,198

Total assets	$9,833,425	$10,617,104	$11,092,846	$10,769,266	$9,839,555
Reconciling items:
Goodwill and other intangibles	(16,499)	(16,825)	(17,150)	(17,477)	(16,295)
Tangible assets	$9,816,926	$10,600,279	$11,075,696	$10,751,789	$9,823,260

Tangible common equity to tangible assets	7.36%	6.80%	6.33%	6.36%	7.00%

Tangible Book Value per Common Share - Customers Bancorp
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
GAAP - Total Shareholders' Equity	$956,816	$954,812	$936,227	$919,088	$920,964
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and Other Intangibles	(16,499)	(16,825)	(17,150)	(17,477)	(16,295)
Tangible Common Equity	$722,846	$720,516	$701,606	$684,140	$687,198

Common shares outstanding	31,003,028	31,687,340	31,669,643	31,466,271	31,382,503

Tangible Book Value per Common Share	$23.32	$22.74	$22.15	$21.74	$21.90

Tangible Book Value per Common Share - CAGR - Customers Bancorp
	2018	2017	2016	2015	2014	2013
GAAP - Total Shareholders' Equity	$956,816	$920,964	$855,872	$553,902	$443,145	$386,623
Reconciling Items:
Preferred Stock	(217,471)	(217,471)	(217,471)	(55,569)	—	—
Goodwill and Other Intangibles	(16,499)	(16,295)	(17,621)	(3,651)	(3,664)	(3,676)
Tangible Common Equity	$722,846	$687,198	$620,780	$494,682	$439,481	$382,947

Common shares outstanding	31,003,028	31,382,503	30,289,917	26,901,801	26,745,529	26,646,566

Tangible Book Value per Common Share	$23.32	$21.90	$20.49	$18.39	$16.43	$14.37
CAGR	10.17%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Earnings - Customers Bank Business Banking Segment
	Q4 2018		Q3 2018		Q2 2018		Q1 2018		Q4 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$17,521	$0.55	$8,256	$0.26	$23,394	$0.72	$21,528	$0.67	$22,240	$0.68
Reconciling items (after tax):
Executive severance expense	1,421	0.04	—	—	—	—	—	—	—	—
Losses on sale of multi-family loans	868	0.03	—	—	—	—	—	—	—	—
Losses (gains) on investment securities	101	—	15,417	0.48	138	—	(10)	—	(170)	—
Core earnings	$19,911	$0.62	$23,673	$0.73	$23,532	$0.73	$21,518	$0.67	$22,070	$0.68

Core Earnings - Customers Bank Business Banking Segment	Twelve Months Ended December 31, 2018		Twelve Months Ended December 31, 2017

	USD	Per share	USD	Per share
GAAP net income to common shareholders	$70,698	$2.19	$77,567	$2.38
Reconciling items (after tax):
Executive severance expense	1,421	0.04	—	—
Impairment loss on equity securities	—	—	12,934	0.40
Losses on sale of multi-family loans	868	0.03	—	—
Losses (gains) on investment securities	15,646	0.49	(5,597)	(0.17)
Core earnings	$88,633	$2.75	$84,904	$2.60

Core Loss - BankMobile Segment
	Q4 2018		Q3 2018		Q2 2018		Q1 2018		Q4 2017
	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net loss to common shareholders	$(3,274)	$(0.10)	$(5,842)	$(0.18)	$(3,346)	$(0.10)	$(1,001)	$(0.03)	$(4,240)	$(0.13)
Reconciling items (after tax):
Merger and acquisition related expenses	355	0.01	2,222	0.07	655	0.02	80	—	256	0.01
Core loss	$(2,919)	$(0.09)	$(3,620)	$(0.11)	$(2,691)	$(0.08)	$(921)	$(0.03)	$(3,984)	$(0.12)

Core Loss - BankMobile Segment	Twelve Months Ended December 31, 2018		Twelve Months Ended December 31, 2017

	USD	Per share	USD	Per share
GAAP net loss to common shareholders	$(13,462)	$(0.42)	$(13,189)	$(0.41)
Reconciling items (after tax):
Merger and acquisition related expenses	3,312	0.10	256	0.01
Core loss	$(10,150)	$(0.31)	$(12,933)	$(0.40)